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Exhibit 5.1

TAFT, STETTINIUS & HOLLISTER LLP
425 Walnut Street, Suite 1800
Cincinnati, Ohio 45202-3957

December 15, 2003

Rinker Materials Corporation
1501 Belvedere Road
West Palm Beach, Florida 33406

Ladies and Gentlemen:

        We have acted as counsel to Rinker Materials Corporation, a Georgia corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") of Rinker Group Limited (the "Parent"), filed under the Securities Act of 1933 (the "Act") relating to ordinary shares of the Parent represented by the Parent's American Depositary Shares (the "ADSs"), and to share measurement units (the "Units") the performance of which is based on the trading price of the Parent's ADSs, which may be offered and sold under the Company's Supplemental Executive Profit Sharing 401(k) Plan (the "Plan"), as well as to interests in the Plan.

        In connection with the foregoing, we have examined the Plan and such records of the corporate proceedings of the Company and such other documents as we deemed necessary to render this opinion. Based on such examination, we are of the opinion that the Units and the interests in the Plan, when issued to Plan participants in accordance with the terms of the Plan, will be legally issued.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                      Very truly yours,

                      TAFT, STETTINIUS & HOLLISTER LLP

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TAFT, STETTINIUS & HOLLISTER LLP 425 Walnut Street, Suite 1800 Cincinnati, Ohio 45202-3957